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                                                                   EXHIBIT 10.10

                        [SONY LETTER HEAD APPEARS HERE]


PRIVATE & CONFIDENTIAL

Mr. John McBride
32033 Royceton Court
Westlake, CA 91361

Dear Jack:

       I am pleased to offer you a position with Loews Theatres ("Loews") as a Senior Vice President and General Counsel. The purpose of this letter is to outline the material terms of the employment offer which, if you accept, will be memorialized in a formal contract of employment.


1.   Title and Reporting Responsibilities. You will become Senior Vice President
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     and General Counsel of Loews Cineplex Entertainment Corporation ("LCE"),
     the entity to be formed in connection with the combination of Loews and Cineplex Odeon; provided that if the combination is not consummated promptly, your title and position will be of substantially similar rank and authority with Loews Theatres. You will report directly to the Chief Executive Officer of LCE/Loews.

2.   Term. The term of the employment contract will be for five years,
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     commencing as we mutually agree.

3.   Base Salary. The initial annual base salary will be $325,000 with annual
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     cost of living increases at the end of years 1, 2 and 4 and a $25,000 increase at the end of year 3.

4.   Annual Bonus. You will be eligible for an annual bonus, the range for
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     which is targeted at between $75,000 and $125,000, subject in each case to the attainment of goals to be established by Loews' Board of Directors (the "Board") each year.

5.   Stock Options. Subject to the approval of the Board, you will be granted
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     upon your date of hire a nonqualified option, effective upon completion of the pending LTM-Cineplex Odeon combination, to purchase 1,500,000 shares of LCE's common stock at an estimated per share exercise price of $1.50 (subject to adjustment upon completion of the anticipated reverse stock split). The options will vest at the rate of 20% per year. The vesting and other material terms of the options will be consistent

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     with the terms of stock options being offered generally to the other senior executives of LCE in connection with the combination.

6.   Signing Bonus; Relocation. Loews will pay to you a $25,000 bonus promptly
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     after your date of hire and will pay for all transportation and relating moving expenses of moving you and your family to the New York metropolitan area.

7.   Automobile. Loews will provide you with an automobile allowance of $1,200
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     per month.

8.   Termination. If your employment is terminated by Loews for cause, you will
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     be entitled only to your accrued salary through the date of termination and any accrued but unpaid bonus. If Loews terminates your employment without cause, you will be entitled to receive your base salary and the target bonus through the end of the contract term, reduced by any compensation paid or payable to you in respect of subsequent employment (including self-employment) for the same period. However, there will be no obligation on your part to mitigate Loews' obligation to you by seeking any subsequent employment.

     If the foregoing terms are acceptable to you, please indicate your acceptance by signing below where indicated. Upon receipt of your acceptance, we will have a formal employment agreement prepared incorporating the foregoing terms and containing such other terms as are customary for such agreements.

                                             Sincerely yours,

                                             /s/ Lawrence J. Ruisi
                                             Lawrence J. Ruisi
                                             President
                                             Sony Retail Entertainment


Accepted: November 17, 1997

/s/ John C. McBride, Jr.
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John C. McBride, Jr.